Exhibit 15.1

WSJ & PARTNERS (AF 002020)

(Registered with PCAOB and MIA)

Latitude, F-3-10, Jalan C180/1, Cheras, Selangor Darul Ehsan 43200

Tel:+619-2802989	Email: info@wsj-partners.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 20-F of Mega Fortune Company Limited (“the Company”) of our report dated February 3, 2026, relating to the audit of the consolidated balance sheet of the Company as of September 30, 2025, and the related consolidated statement of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended September 30, 2025, and the related notes included herein.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Form 20-F.

/s/ WSJ and Partners
Kuala Lumpur, Malaysia
February 3, 2026